Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

November 20, 2009

American Casino & Entertainment Properties LLC,

2000 Las Vegas Boulevard South,

Las Vegas, Nevada 89104.

ACEP Finance Corp.,

2000 Las Vegas Boulevard South,

Las Vegas, Nevada 89104.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of (i) $375,000,000 principal amount of 11% Senior Secured Notes due 2014 (the “Notes”) of American Casino & Entertainment Properties LLC, a Delaware limited liability company (the “Company”), and ACEP Finance Corp., a Delaware corporation (together with the Company, the “Issuers”), to be issued in exchange for the Issuers’ outstanding 11% Senior Secured Notes due 2014 pursuant to the Indenture, dated as of August 14, 2009 (the “Indenture”), among the Issuers, the subsidiaries of the Company listed on Annex A hereto (the “Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”), and (ii) the Guarantees (the “Guarantees”) of each of the Guarantors endorsed upon the Notes, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when (i) the registration statement on Form S-4 relating to the Notes and the Guarantees (the “Registration Statement”) has become effective under the Act, and (ii) the Notes and the Guarantees have been duly executed and, in the case of the Notes, authenticated in accordance with the Indenture and issued and exchanged as contemplated by the Registration Statement, (1) the Notes will constitute valid and legally binding obligations of the Issuers and (2) the Guarantees will constitute valid and legally binding obligations of the Guarantors, respectively, subject in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the States of New York and Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  For purposes of our opinion, we have, with your approval, assumed that (i) Aquarius Gaming LLC, Arizona Charlie’s, LLC, Fresca, LLC and Stratosphere Gaming LLC (collectively, the “Nevada Guarantors”) are validly existing as limited liability companies in good standing under the laws of the State of Nevada, (ii) the Indenture has been duly authorized, executed and delivered by the Nevada Guarantors under the laws of the State of Nevada, (iii) the execution and delivery of the Indenture has not resulted in any breach or violation of, or conflict with, any Nevada statute, rule or regulation, and (iv) the provisions of the Indenture designating the law of the State of New York as the governing law for the Indenture are valid and binding on the Nevada Guarantors under the laws of the State of Nevada.  We note that, with respect to all matters of Nevada law, you are relying upon the opinion of Greenberg Traurig, LLP, which is also filed as an exhibit to the Registration Statement.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Issuers and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the Notes and the Guarantees endorsed thereon will conform to the specimens thereof examined by us and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the New Notes” in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

ANNEX A

Subsidiary Guarantors

Subsidiary Guarantor	State of Incorporation or Organization

Aquarius Gaming LLC	Nevada

Arizona Charlie’s, LLC	Nevada

Charlie’s Holding LLC	Delaware

Fresca, LLC	Nevada

Stratosphere Advertising Agency LLC	Delaware

Stratosphere Development, LLC	Delaware

Stratosphere Gaming LLC	Nevada

Stratosphere Land LLC	Delaware

Stratosphere Leasing, LLC	Delaware

Stratosphere LLC	Delaware

W2007 ACEP First Mezzanine A Borrower, L.P.	Delaware

W2007 ACEP First Mezzanine A Gen-Par, L.L.C.	Delaware

W2007 ACEP First Mezzanine B Borrower, L.P.	Delaware

W2007 ACEP First Mezzanine B Gen-Par, L.L.C.	Delaware

W2007 Aquarius Gen-Par, L.L.C.	Delaware

W2007 Aquarius Propco, L.P.	Delaware

W2007 Arizona Charlie’s Gen-Par, L.L.C.	Delaware

W2007 Arizona Charlie’s Propco, L.P.	Delaware

W2007 Fresca Gen-Par, L.L.C.	Delaware

W2007 Fresca Propco, L.P.	Delaware

W2007 Stratosphere Gen-Par, L.L.C.	Delaware

W2007 Stratosphere Land Gen-Par, L.L.C.	Delaware

W2007 Stratosphere Land Propco, L.P.	Delaware

W2007 Stratosphere Propco, L.P.	Delaware